EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 18, 2014

among

MEASUREMENT SPECIALTIES, INC.

TE CONNECTIVITY LTD.

and

WOLVERINE-MARS ACQUISITION, INC.

i

ii

Annex I         Amended Charter

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 18, 2014 among Measurement Specialties, Inc., a New Jersey corporation (the “Company”), TE Connectivity Ltd., a Swiss corporation (“Parent”), and Wolverine-Mars Acquisition, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and declared advisable this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent has agreed to cause the sole stockholder of Merger Subsidiary, in its capacity as such, to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of the General Corporation Law of the State of Delaware (the “DGCL”) immediately after the execution of this Agreement; and

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, simultaneously herewith certain employees are entering into an employment, retention or consulting term sheet or agreement as of the date hereof and effective as of and contingent on the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer or proposal relating to (i) any acquisition or purchase, directly or indirectly, of 25% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company, (iii) a sale or other disposition, directly or indirectly, of assets (including by way of merger, consolidation or sale of capital stock), liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iv) a merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries as a result of which the current stockholders of the Company directly or indirectly beneficially own less than 75% of the successor’s capital stock.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated, applied or enforced by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Cause” means (i) a material violation of any fiduciary duty owed to Parent or any of its Affiliates (including the Company), (ii) conviction of, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor, (iii) dishonesty, (iv) theft or (v) other egregious conduct, including without limitation, a material breach of Parent’s Code of Ethical Conduct, that is likely to have a materially detrimental impact on Parent or any of its Affiliates (including the Company) and its employees.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Condition” means that written notice has been received by respective counsel for Merger Subsidiary and the Company from CFIUS stating that the review or investigation of the transaction under Section 721 has been concluded and that CFIUS has made a determination that the transactions contemplated under this Agreement do not present any unresolved national security concerns, or the President of the United States has announced his decision not to suspend or prohibit the transactions contemplated under this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organizations or other authorized representative representing Service Providers.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2014 and the notes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means March 31, 2014.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Subsidiary prior to the execution hereof.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other country in which the Company and its Subsidiaries, taken as a whole, conduct a substantial portion of their business, (B) changes (including changes in Applicable Law or GAAP) generally affecting the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters, (D) the announcement or pendency of the transactions contemplated by this Agreement, (E) any decline in the market price or trading volume of the Shares on Nasdaq, (F) any failure of the Company to meet any internal, external or public projections, forecasts, estimates of earnings or revenues or (G) any action by the Company made pursuant to the express terms of this Agreement or otherwise upon the written direction of Parent, except (1) in the case of clauses (A), (B) and (C) to the extent such changes or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) and (2) the exceptions set forth in clauses (E) and (F) shall not prevent or otherwise affect a determination that any fact, change, event, occurrence or effect underlying or that contributed to such decline or failure has resulted in or contributed to a Company Material Adverse Effect, or (ii) the Company’s ability to perform its obligations under, or consummate the transactions contemplated by, this Agreement.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2014 (as filed on June 3, 2014).

“Competition Law” means Applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition.

“Confidentiality Agreement” means the confidentiality letter dated August 6, 2012 (as amended on February 25, 2014 and April 25, 2014) between the Company and Parent.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“DDTC Condition” means that any applicable prior notice period under ITAR relating to the transactions contemplated hereby shall have expired or otherwise been waived by DDTC.

“Deferred Compensation Account” has the meaning assigned to it in the Deferred Compensation Plan.

“Deferred Compensation Plan” means the Measurement Specialties, Inc. Nonqualified Deferred Compensation Plan adopted by the Company Board on February 12, 2014, effective as of April 1, 2014.

“DGA” means the Direction Générale de l’Armement.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Employer Credits” means, collectively, Employer Discretionary Credits and Other Employer Credits.

“Employer Discretionary Credits” has the meaning assigned to it in the Deferred Compensation Plan.

“Environmental Laws” means any Applicable Law or any agreement with any Person relating to human health or safety in respect of Hazardous Substances, the environment or any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all Permits relating to or required by Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDA” means the U.S. Food and Drug Administration.

“FDA Permits” means all Permits (including, for the avoidance of doubt, all establishment registrations, device listings and 510(k) clearances) required by the FDA (or any other Health Authority).

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including any petroleum product, derivative or byproduct, asbestos, asbestos-containing materials, lead, polychlorinated biphenyls or any substance or material regulated under any Environmental Law due to its hazardous or toxic effect on human health or the environment.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA and the European Medicines Agency.

“Health Law” means any Applicable Law the purpose of which is to ensure the safety, efficacy and quality of medical products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the Food, Drug and Cosmetic Act of 1938 and the Public Health Service Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights throughout the world, including any and all (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) national and multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application (“Patents”), (iii) trade secrets, know-how, confidential information, confidential data, proprietary processes, proprietary methods, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”), and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

“International Plan” means any Employee Plan that is not a US Plan.

“Intervening Event” means a material event, fact, circumstance or development relating to the Company or its Subsidiaries, unknown and not reasonably foreseeable as of the date hereof, which arises after the date hereof and becomes known by the Company Board prior to receipt of the Company Stockholder Approval; provided, however that in no event shall any of the following be deemed to either constitute or contribute to an Intervening Event: (i) the receipt of any Acquisition Proposal, any inquiry related thereto or any event or development in connection therewith, (ii) any event, fact, circumstance or development to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (iii) any actual or potential acquisition, divestiture or other business combination transaction, or other partnership or strategic alliance, involving the Company or any of its Subsidiaries, (iv) actions taken by either party in compliance with Section 9.01 or the receipt of any consent or approval from any Governmental Authority, (v) any increase in the market price or trading volume of the Shares on Nasdaq, (vi) the fact that the

Company meets or exceeds any internal, external or public projections, forecasts, estimates of earnings or revenues, (vii) any event, fact, circumstance or development relating to Parent or any of its Subsidiaries, or (viii) any consequence of the foregoing; provided, further, that the exceptions set forth in clauses (v) and (vi) shall not prevent or otherwise affect a determination that a material event, fact, circumstance or development underlying or that contributed to such increase has resulted in or contributed to an Intervening Event.

“ITAR” means the U.S. Department of State’s International Traffic In Arms Regulations, codified at 22 C.F.R. parts 120-130.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose annual base compensation is $150,000 or more or who has the title of Vice President or above.

“knowledge of the Company” or “Company’s Knowledge” means the actual knowledge after reasonable inquiry of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“MEAS France” means MEAS France SAS, a société par actions simplifiée organized under the laws of France.

“MINEFI” means the French Ministry for Economy and Finance.

“MINEFI Condition” means that MINEFI shall have (i) notified Parent and/or Merger Subsidiary and, as the case may be, the Company and/or MEAS France that it has approved the indirect acquisition of the Company by Parent, or (ii) MINEFI’s approval shall be deemed granted following notification pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code.

“Nasdaq” means the NASDAQ Stock Market LLC.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NJBCA” means the New Jersey Business Corporation Act.

“Other Employer Credits” has the meaning assigned to it in the Deferred Compensation Plan.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s ability to perform its obligations under, or consummate the transactions contemplated by, this Agreement.

“Parent 10-K” means the Parent’s annual report on Form 10-K for the fiscal year ended September 27, 2013 (as filed on November 15, 2013).

“Participant” has the meaning assigned to it in the Deferred Compensation Plan.

“Permits” means governmental licenses, franchises, permits, certificates, approvals, registrations, concessions or other similar authorizations of Governmental Authorities applicable to the assets or business of the Company or its Subsidiaries.

“Permitted Liens” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded in accordance with GAAP, (ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or use of the property subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or an agency or instrumentality thereof.

“Proceeding” means any claim, audit, action, suit, proceeding, arbitral action or investigation.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Section 721” means Section 721 of Title VII of the Defense Production Act of 1950, codified at 50 U.S.C. app. 2170 et seq., and the U.S. Department of the Treasury implementing regulations, codified at 31 C.F.R. Part 800.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Shares” means shares of common stock, no par value per share, of the Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person and, with respect to the Company, shall include Nikkiso-Therm Co., Ltd.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

                                                “Trust” has the meaning assigned to it in the Trust Agreement.

                                                “Trust Asset” means (i) any asset held in the Trust, and the value of such asset determined in accordance with GAAP, including Company Securities and instruments linked to the value of Company Securities, (ii) any right the Trust has to receive any asset in the future, including by the Trust being the (a) owner or beneficiary of any insurance policy or similar instrument or (b) beneficiary of a letter of credit, bank guaranty, surety bond or similar instrument, and (iii) any instrument by which the Trust may or will receive any of (i) and (ii) as the result of, or in connection with, a future event, including a Change in Control Event (as defined in the Deferred Compensation Plan).

“Trust Agreement” means the Non-Qualified Plan Trust Agreement entered into as of April 1, 2014 by and between the Company and Bank of America, N.A.

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable Applicable Law.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04(a)(i)
Agreement	Preamble
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Collaboration Partner	4.12(e)
Company	Preamble
Company Board	4.02(b)
Company Board Recommendation	4.02(b)
Company Financial Advisor	4.21
Company Proxy Statement	4.09(a)
Company RSUs	2.04(d)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Options	Section 2.04(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(a)
Company Subsidiary Securities	4.06(b)
Continuing Employees	7.05(a)
Conversion Ratio	2.04(b)
Costs	7.04(a)(ii)
D&O Insurance	7.04(a)(iii)
Deferred Compensation Plan Liability	4.17(h)
DGCL	Recitals
Draft Notice	8.01(c)
EAR	4.12(d)
Effective Time	2.01(c)
End Date	10.01(c)
ESPP	2.05
Exchange Fund	2.03(a)
FCPA	4.12(b)
Government Contract	4.20(c)
Indemnified Person	7.04(a)
Intervening Event Notice	6.04(a)(iv)
Material Contract	4.20(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
New Jersey Shareholders’ Protection Act	4.23
Non-U.S. Employee	7.05(a)

Term	Section
Notice Period	6.04(a)(iv)
OFAC	4.12(c)
Option Amount	Section 2.04(b)
Parent	Preamble
Paying Agent	2.03(a)
Representatives	6.04(a)(i)
Required Approvals	9.02(b)
Retention Amount	2.04(e)
RSU Amount	2.04(d)
Sanctions	4.12(c)
Superior Proposal	6.04(b)
Superior Proposal Notice	6.04(a)(iv)
Surviving Corporation	2.01(a)
Tax	4.16(q)
Taxing Authority	4.16(q)
Tax Return	4.16(q)
Tax Sharing Agreement	4.16(q)
Termination Fee	11.04(b)
UK Bribery Act	4.12(b)
Uncertificated Shares	2.03(a)
Unvested Options	2.04(b)
Unvested RSUs	2.04(d)
U.S. Employee	7.05(a)
Vested Options	2.04(a)
Vested RSUs	2.04(c)
Vesting Date	2.04(e)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, any amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to anything having been “made available” to Parent shall include posting of such information or material, prior to the date hereof, in an electronic data room to which Parent has been provided access.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the NJBCA and the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                                 The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in ARTICLE 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permissible under Applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place or time as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(c)                                  At the Closing, the Company and Merger Subsidiary shall (a) file a certificate of merger with (i) the Department of Treasury of the State of New Jersey and (ii) the Delaware Secretary of State  and (b) make all other filings or recordings required by the NJBCA or the DGCL in connection with the Merger in such form as required by the NJBCA or the DGCL, as applicable.  The Merger shall become effective at such time (the “Effective Time”) as such certificates of merger are duly filed with the Department of Treasury of the State of New Jersey and the Delaware Secretary of State (or at such later time as may be specified in such certificates of merger).

(d)                                 The Merger shall have the effects specified in this Agreement and the NJBCA, including Section 14A:10-6 thereof, and the DGCL.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a)                                 Except as otherwise provided in Section 2.02(b) or Section 2.02(c), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $86.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)                                 Each Share held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)                                  Each Share held by any Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                                 Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint a bank or trust reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”), and Parent or one of its Affiliates shall make available to the Paying Agent, for the benefit of the holders of Shares, cash in immediately available dollar-denominated funds in the amounts and at the times necessary for the Paying Agent to make the payments contemplated by Section 2.02(a) (such cash, the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as dictated by Parent; provided that such investment shall only be made in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investor Services, Inc. or Standard and Poor’s

Rating Services, or (iv) money market funds investing solely in a combination of the foregoing.  Any interest or income earned on the Exchange Fund, and any amounts in the Exchange Fund in excess of the amounts payable under Section 2.02(a), shall be promptly paid to Parent or as Parent otherwise directs.

(b)                                 Promptly (and in any event within three Business Days) after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.  Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)                                  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)                                 The Merger Consideration paid in accordance with the terms of this ARTICLE 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by the applicable Certificates or Uncertificated Shares.  After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 2.

(e)                                  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares 12 months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger

Consideration in respect of such Shares without any interest thereon.  Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.  None of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Applicable Law.

Section 2.04.  Company Stock Options and Company RSUs.

(a)                                 At or immediately prior to the Effective Time, each option (or portion thereof) to acquire Shares granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time and that became vested and exercisable prior to, or the vesting and exercisability of which will accelerate at, the Effective Time, in either case as required by the terms of the applicable award agreement as in effect on the date hereof (collectively, the “Vested Options”), shall be canceled, and, at or promptly after the Effective Time (subject to Applicable Law, if the holder of such canceled Vested Option is a Non-US Employee), the Company shall pay each holder of any such canceled Vested Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Vested Option by (ii) the number of Shares such holder could have purchased had such holder exercised such Vested Option in full immediately prior to the Effective Time.

(b)                                 At or immediately prior to the Effective Time, each option (or portion thereof) to acquire Shares granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time and that is not a Vested Option (collectively, the “Unvested Options” and, together with the Vested Options, the “Company Stock Options”) will be canceled in exchange for the opportunity to receive solely an aggregate amount (an “Option Amount”) in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such canceled Unvested Option by (ii) the number of Shares such holder could have purchased had such holder exercised such Unvested Option in full immediately prior to the Effective Time (assuming that such Unvested Option were fully exercisable).  Each Option Amount will be payable in accordance with, and subject to, Section 2.04(e).

(c)                                  Prior to the Effective Time, the Company shall take all actions necessary, if any, to provide that, at or immediately prior to the Effective Time, each restricted Share unit granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time and that became vested prior to, or the vesting of which will accelerate at, the Effective Time, in either case as required by the terms of the applicable award agreement as in effect on the date hereof (collectively, the “Vested RSUs”) shall be converted automatically into the right to receive from the Company at or promptly after the Effective Time (subject to Applicable Law, if the holder of such Vested RSU is a Non-US Employee) solely an amount in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Vested RSU; provided that for any such Vested RSU that constitutes deferred compensation within the meaning of Section 409A of the Code, such amount shall be paid on the date(s) that it would be paid under the applicable Employee Plan absent the application of this Section 2.04(c).

(d)                                 Prior to the Effective Time, the Company shall take all actions necessary, if any, to provide that, at or immediately prior to the Effective Time, each restricted Share unit granted or issued pursuant to any Employee Plan that is outstanding immediately prior to the Effective Time and that is not a Vested RSU (collectively, the “Unvested RSUs” and, together with the Vested RSUs, the “Company RSUs”) will be canceled in exchange for the opportunity to receive solely an aggregate amount (an “RSU Amount”) in cash equal to the product of (i) the Merger Consideration and (ii) the total number of Shares subject to such Unvested RSU.  Each RSU Amount shall be payable in accordance with, and subject to, Section 2.04(e).

(e)                                  Each Option Amount and each RSU Amount (each, a “Retention Amount”) shall be payable to the holder of the applicable corresponding Unvested Option or Unvested RSU, as applicable, in substantially equal installments on or within 30 days after the date(s) (subject to Applicable Law, if such holder is a Non-US Employee) on which such Unvested Option or Unvested RSU, as applicable, was scheduled to become vested (each, a “Vesting Date”), in each case subject to such holder’s continued employment with the Company or any of its Affiliates through the applicable Vesting Date; provided that, if the employment of such holder is terminated by the Company or any of its Affiliates without Cause at any time prior to the final Vesting Date applicable to such Retention Amount, the entire unpaid portion of such Retention Amount shall be paid to such holder on or within 30 days after such termination (subject to Applicable Law, if such holder is a Non-US Employee) (and, for the avoidance of doubt, on termination of the employment of such holder for any reason other than by the Company or any of its Affiliates without Cause at any time prior to such final Vesting Date, the entire unpaid portion of such Retention Amount shall be forfeited without any payment to such holder); provided further that, if such RSU Amount constitutes deferred compensation within the meaning of Section 409A of the Code, such RSU Amount shall be paid on the date(s) that it would be paid under the applicable Employee Plan absent the application of this Section 2.04(c).  Subject to the second proviso in the preceding sentence, the Retention Amounts shall be exempt from Section 409A of the Code and shall be administered so as to retain such exemption.

(f)                                   Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain consents from holders of Company Stock

Options and Company RSUs and (ii) make any amendments to the terms of any Employee Plan, Company Stock Option or Company RSU that, in the case of either clauses (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 2.04; provided that the Company shall not pay any amounts (other than any payments pursuant to this Section 2.04) for such consents without the prior written consent of Parent.  Notwithstanding any provision of this Section 2.04, payment may be withheld in respect of any Company Stock Option or Company RSU until any such consent is obtained with respect to such Company Stock Option or Company RSU.

Section 2.05.  Employee Stock Purchase Plan.  The Company shall take all actions necessary under the Company’s Amended and Restated 2006 Employee Stock Purchase Plan (the “ESPP”) to ensure that (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) except for the offering period under the ESPP that is in effect on the date hereof, no offering period shall be authorized, continued or commenced following the date hereof, (iii) the ESPP shall be terminated as of the tenth Business Day prior to the Effective Time, contingent upon the occurrence of the Effective Time, and (iv) the rights of participants in the ESPP with respect to the offering period under the ESPP that is in effect on the date hereof shall be determined by treating the tenth Business Day prior to the Effective Time as the last day of such offering period (to the extent such date is prior to the date on which such offering period would otherwise expire) and by making such other pro-rata adjustments as may be necessary to reflect any shortening of the offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes under the ESPP; provided that (i) all amounts allocated to each participant’s account under the ESPP at the end of such offering period shall thereupon be used to purchase from the Company whole Shares at the applicable price under the ESPP for such offering period, which Shares shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.02(a), and (ii) as promptly as practicable following the purchase of Shares in accordance with the foregoing clause (i), return to each participant the funds, if any, that remain in such participant’s account after such purchase.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible or exchangeable into, or exercisable for, Shares) shall be changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period or otherwise (excluding any change that results from any issuance of Shares permitted by Section 6.01(c)), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.  Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law.  To the extent that amounts are so withheld, such withheld amounts (a) shall be remitted to the applicable Governmental Authority in accordance with Applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the party entitled to receive such payment.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct in accordance with the Paying Agent’s customary practices, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall, subject to Section 7.04 hereof, be amended and restated to read in its entirety as set forth on Annex I hereto, and as so amended and restated shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the NJBCA.

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Subsidiary in effect at the Effective Time (except that all references to the name of Merger Subsidiary therein shall be changed to refer to the name of the Company), and as so amended and restated shall, subject to Section 7.04 hereof, be the amended and restated bylaws of the Surviving Corporation until thereafter amended in accordance with the NJBCA.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with the NJBCA, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule or the Company 10-K (excluding any disclosures set forth in the Company 10-K under the heading “Safe Harbor Statement” or “Risk Factors,” or containing a description or explanation of “Forward-Looking Statements,” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature), the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey and has all corporate powers and all Permits (including, for the avoidance of doubt, all Environmental Permits and FDA Permits) required to carry on its business as currently conducted, other than any Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the affirmative vote of the holders of a majority of the votes cast in connection with the Merger at the Company Stockholder Meeting (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company.  The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger.  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 At a meeting duly called and held, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the requirements of the NJBCA and (iii) resolved, subject to Section 6.04(a)(ii)(B), to recommend approval and adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Department of Treasury of the State of New Jersey, (ii) compliance with any applicable requirements of the HSR Act and Competition Law of Germany and Austria, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq, (v) clearance by CFIUS pursuant to Section 721, (vi) notification to DDTC pursuant to Section 122.4(b) of ITAR, (vii) clearance pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code, (viii) notification to the German Federal Ministry of Economic Affairs and Energy pursuant to Section 4 of the Foreign Trade and Payments Act and Sections 55 through 59 of the Foreign Trade and Payments Ordinance and (ix) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.  Noncontravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any payment to or consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on, or any Permit required to carry on the business as currently conducted of, the Company or any of its Subsidiaries or adversely affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.  Capitalization. (a) The authorized capital stock of the Company consists of 26,200,000 shares of capital stock, comprised of (i) 25,000,000 Shares, (ii) 100,000 shares of Series A Convertible Preferred Stock, $5.00 par value per share, (iii) 100,000 shares of Series B Convertible

Preferred Stock, $5.00 par value per share, (iv) 21,756 shares of Series C Convertible Preferred Stock, $1.75 par value per share, and (v) 978,244 other authorized shares that may be divided and designated in accordance with the Company’s certificate of incorporation.

(b)                                 As of June 17, 2014, there were outstanding (i) 15,969,944 Shares, (ii) no shares of Series A Convertible Preferred Stock, (iii) no shares of Series B Convertible Preferred Stock, (iv) no shares of Series C Convertible Preferred Stock and (v) no other shares of capital stock of the Company.  As of June 17, 2014, there were 2,175,830 Shares reserved under the Employee Plans, of which there were outstanding 1,614,033 Shares subject to issuance upon exercise of outstanding Company Stock Options (which have a weighted-average exercise price of $21.16 and 1,390,425 of which are currently exercisable) and 561,797 Shares subject to issuance upon settlement of the Company RSUs, as well as rights to purchase 1,050 Shares pursuant to the ESPP.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of (1) each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule (including any performance-vesting criteria and whether vesting accelerates on specified “change in control” transactions or involuntary terminations of employment) and number of Shares subject thereto and (2) each outstanding Company RSU, including the holder, date of grant, vesting schedule (including any performance-vesting criteria and whether vesting accelerates on specified “change in control” transactions or involuntary terminations of employment) and number of Shares subject thereto.  The exercise price of each Company Stock Option is no less than the fair market value of a Share on the date of grant of such Company Stock Option.

(c)                                  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 4.05 and for changes since June 17, 2014 resulting from the exercise of Company Stock Options outstanding on such date, the issuance of Shares pursuant to the vesting of Company RSUs outstanding on such date and the purchase of Shares pursuant to the ESPP in accordance with its terms as in effect on the date hereof, in each case in accordance with this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or

(iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)                                 No (i) Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Permits (including, for the avoidance of doubt, all Environmental Permits and FDA Permits) required to carry on its business as currently conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b)                                 All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.

(a)                                 The Company timely has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since March 31, 2011 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, in each case, as amended, the “Company SEC Documents”).

(b)                                 As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be, and did not contain (and each Company SEC Document filed subsequent to the date hereof will not contain) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.  There has been no material correspondence between the SEC and the Company since March 31, 2011 through the date hereof that is not available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system.

(c)                                  The Company and its Subsidiaries have established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act).  Such disclosure controls and procedures comply with Rule 13a-15 and Rule 15d-15 under the 1934 Act in all material respects and are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)                                 Since March 31, 2011, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) as required under Rule 13a-15 and Rule 15d-15 under the 1934 Act, which are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The principal executive officer and principal financial officer of the Company have disclosed, based on their most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.  The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by such officers to the Company’s auditors and audit committee since March 31, 2011.

(e)                                  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company (except for advances to its executive officers in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice).  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                                   Since March 31, 2011, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq and all applicable rules, regulations and requirements of the Sarbanes-Oxley Act.

(g)                                  Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the Nasdaq, and the statements contained in any such certifications are true and complete.

(h)                                 Section 4.07(h) of the Company Disclosure Schedule describes, and the Company has made available to Parent copies of the documentation creating or governing, all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since March 31, 2011.

(i)                                     Since March 31, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including the notes thereto) included or incorporated by reference in the Company SEC Documents (a) complied at the time they were filed as to form in all material respects with the then applicable accounting requirements and the then published rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited statements as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Company Proxy Statement.  (a) At the time the proxy statement to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Company has obtained all necessary consents to include in its entirety the opinion of the Company Financial Advisor in the Company Proxy Statement, and the Company Proxy Statement shall include such opinion in its entirety and a description of such opinion, the financial analyses relating thereto and the information called for by Item 1015(b) of Regulation M-A under the 1934 Act.

(c)                                  The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date until the date hereof, neither the Company nor any of its Subsidiaries have taken any action that, if taken during the period from the date hereof through the Effective Time without Parent’s prior written consent, would constitute a breach of Sections 6.01(b), (g), (h), (j), (k), (l) or (m) or, to the extent related to the foregoing, Section 6.01(o).

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than:  (i) liabilities or obligations disclosed and reserved for in the Company Balance Sheet, (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date or (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Compliance with Laws and Court Orders.  (a) The Company and each of its Subsidiaries is, and since March 31, 2011 has been, in compliance with, has not been charged with or given written notice by any Governmental Authority of any violation of and, to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with any violation of, Applicable Law or the terms of any of its Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries, or any of their respective assets or properties, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that prevents, enjoins, alters or materially delays the Merger or any of the other transactions contemplated hereby.

(b)                                 None of the Company, any of its Subsidiaries, or any of their respective directors, officers or employees, or any of their respective consultants, agents or other Persons acting for or on their behalf, has taken any action that would result in a violation in any material respect by such Person of the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other anti-corruption or anti-bribery Applicable Law, including taking any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment of any money, property, gift or anything of value, directly or indirectly (i) to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to influence official action, or (ii) to any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a foreign official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so.  The Company has conducted its businesses in compliance in all material respects with the FCPA, the UK Bribery Act and any other anti-corruption or anti-bribery Applicable Law, and the Company has instituted and maintained policies and procedures designed to cause each such Person to comply with all such Applicable Law (but, in each case, only to the extent such Applicable Law is applicable to the Company or such Persons).

(c)                                  Neither the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the knowledge of the Company as of the date hereof, any of their respective consultants, agents or other Persons acting for or on their behalf, is, or is owned or controlled by a Person that is (A) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”), or (B) located, organized, a citizen of, or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, Myanmar, North Korea, Sudan and Syria).  The Company and its Affiliates (i) have not engaged in, and are not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions and (ii) have been in compliance with and has not been given notice of any violation of, and, to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 The Company is registered with DDTC as a manufacturer of “defense articles” as that term is defined under Section 120.6 of ITAR.  The Company produces and trades in U.S.-origin, dual-use goods and technology controlled under the Export Administration Regulations (“EAR”) and regulated by the U.S. Department of Commerce’s Bureau of Industry and Security.  The Company and its Subsidiaries have been in compliance with and have not been given notice of any violation of and, to the Company’s knowledge, are not under investigation with respect to and have not been threatened to be charged with any violation of, IT AR or EAR, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each product that is subject to any Health Law, that is developed, manufactured, tested or distributed or marketed by or on behalf of the Company or its Subsidiaries, has been and is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Health Laws, (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Person that manufactures, co-develops or co-markets (or has a license to develop, market or sell) any such product (or any component thereof) (each, a “Collaboration Partner”) has received written notice from any Health Authority contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any such product, or otherwise alleging any material violation of any Health Law, (iii) since March 31, 2011, neither the Company nor any of its Subsidiaries have received any notices of inspectional observations (including those reported on Form FDA 483), warning letters, action letters or untitled letters, and (iv) none of the Company, any of its Subsidiaries or their respective officers, employees or agents or, to the knowledge of the Company, any Collaboration Partner, (A) has made any untrue statement of material fact or fraudulent statement to any Health Authority or failed to disclose a material fact required to be disclosed to any Health Authority, (B) has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy, (C) has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by Sec. 306 of the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 335a) or any other Health Law, or (D) has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935 or any similar Applicable Law in any foreign jurisdiction.

Section 4.13.  Litigation.  There is no Proceeding pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any of their respective assets or properties, any of their respective present or former officers, directors or employees or any Person for whom the Company or any of its Subsidiaries may reasonably be liable before (or, in the case of threatened Proceedings, would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.  Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired or leased after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such property or assets are subject to any Lien except Permitted Liens.

Section 4.15.  Intellectual Property.  (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights specifying as to each such item, as applicable (i) the owner thereof, (ii) the jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item and (iv) the date of application and issuance or registration of such item.

(b)                                 Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     The Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and the Company and its Subsidiaries hold all right, title and interest in and to all Owned Intellectual Property Rights and their interest under the Licensed Intellectual Property Rights, free and clear of any Lien other than Permitted Liens.  The Company and its Subsidiaries own, or have a valid and enforceable license to use, all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted in the Company SEC Documents.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not (A) alter, impair or extinguish or result in any Lien on any Owned Intellectual Property Right or Licensed Intellectual Property Right or (B) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Right or Licensed Intellectual Property Right.

(ii)                                  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person.  To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted in the Company SEC Documents would not infringe, contribute to the infringement of, misappropriate or otherwise violate any Intellectual Property Right of any Person.  There is no Proceeding pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (B) alleging that any of the Owned Intellectual Property Rights is invalid or unenforceable, (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (D) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.  Neither the Company nor any of its Subsidiaries has received from any Person any offer to license any Intellectual Property Right of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Right.

(iii)                               None of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part.  All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights are, to the knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects and all registration, maintenance and renewal fees applicable to such Owned Intellectual Property Rights that are currently due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Authority or other authorities in the applicable jurisdictions for the purposes of maintaining such items.

(iv)                              To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right where such infringement, misappropriation or other violation has not ceased or otherwise been fully resolved by the Company.  The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or any of its Subsidiaries, the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof, and, to the knowledge of the Company, no such Intellectual Property Rights have been disclosed other than to the Representatives of the Company or any of its Subsidiaries, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights.

(v)                                 The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all respects and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (A) data backup, (B) disaster avoidance and recovery procedures and (C) business continuity procedures.

Section 4.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b)                                 The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established in accordance with GAAP an accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books or, to the extent such amounts are being contested in good faith by the Company or its Subsidiaries, has established adequate reserves on its books or records in accordance with GAAP.  Since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax asset or Tax liability of the Company or any of its Subsidiaries.

(c)                                  The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 2010 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.  Neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d)                                 There is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material amount of Taxes or material Tax asset.

(e)                                  During the three-year period ending on the date hereof, (i) neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code, and (ii) neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect the Company or any of its Subsidiaries), nor has the Company or any of its Subsidiaries filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(f)                                   The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all Taxes that it was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, shareholder, vendor or other Person, other than any failure to do so which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)                                  No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

(h)                                 Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.  The Company has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code or any similar provision of Applicable Law in any non-U.S. jurisdiction.

(i)                                     There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority.

(j)                                    None of the Company or any of its Affiliates has received a tax opinion with respect to any transaction relating to the Company or any of its Subsidiaries (other than a transaction in the ordinary course of business).

(k)                                 None of the Subsidiaries of the Company owns any Shares.

(l)                                     There is no adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its Subsidiaries that has been made, proposed or threatened by a Taxing Authority during any audit or which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent period after the Effective Time.

(m)                             Neither the Company nor any of its Subsidiaries is or has been (during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(n)                                 (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company or any of its Subsidiaries, regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement, tax ruling, tax holiday or has taken advantage, or expects to take advantage, of any incentive regime which results in an effective tax rate lower than the statutory tax rate with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(o)                                 Neither the Company nor any of its Subsidiaries will be required to include any item or amount of income in, or exclude any item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (iii) intercompany transactions entered into on or prior to the Closing Date or any “excess loss account” described in regulations promulgated under Section 1502 of the Code (or any similar provision of state or local income Tax law) created on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code made on or prior to the Closing Date.

(p)                                 The Tax attributes of the Company and its Subsidiaries are not subject to limitation by virtue of the application of Sections 382-384 of the Code (or any similar provision of state, local or foreign income Tax law) to any transaction that occurred prior to the date of this Agreement.

(q)                                 “Tax” or “Taxes” means (i) any and all taxes, assessments, levies, tariffs, imposts, duties or other charges or impositions in the nature of a tax (including any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the Tax position of or actions or failure to take or delay an action of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in clause (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Effective Time binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.17.  Employee Benefit Plans.  (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Employee Plan (other than offer letters for at-will employment or employment agreements for Non-US Employees that do not contractually provide for any termination payments or termination benefits above what is required by Applicable Law) and specifies whether such Employee Plan is a US Plan or an International Plan.  For each Employee Plan that is required to be listed in Section 4.17(a) of the Company Disclosure Schedule, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto, together with a copy of (as applicable) (i) each trust, insurance or other funding arrangement and all amendments thereto, (ii) each current prospectus or summary plan description and summary of material modifications, (iii) the two most recently filed annual returns/reports (Form 5500) and accompanying schedules and attachments (to the extent not publicly available), (iv) the most recent favorable determination or opinion letter from the IRS, (v) the two most recently prepared actuarial reports and financial statements, (vi) all material documents and correspondence relating thereto received from or provided to any Governmental Authority during the past two years, (vii) all current administrative and other service contracts and all amendments thereto, (viii) all current employee handbooks, manuals and policies and (ix) if such Employee Plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (viii).

(b)                                 Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c)                                  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued or being subject to a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     the Company and its Subsidiaries have complied with Applicable Law with respect to each plan, arrangement or policy mandated by Applicable Law (including plans or programs maintained by a Governmental Authority requiring the payment of social insurance Taxes or similar contributions to a fund of a Governmental Authority with respect to wages of an employee);

(ii)                                  each Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code; and

(iii)                               no Proceeding (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority.

(e)                                  With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

(f)                                   Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law).  To the Company’s knowledge, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any material excise Taxes or penalties against the Company or any of its Subsidiaries.

(g)                                  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date.

(h)                                 Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in all material respects in documentary compliance with, and the Company and its Subsidiaries have complied in all material respects in practice and operation with, all applicable requirements of Section 409A of the

Code. The amount of the Trust Assets, as determined in accordance with GAAP as of May 31, 2014, is $44,681, and as of the date hereof the Trust Assets consist of the cash value of an insurance policy. The Company’s liability (the “Deferred Compensation Plan Liability”) with respect to the Participants’ Deferred Compensation Accounts under the Deferred Compensation Plan, as determined in accordance with GAAP as of the date hereof, is $45,533.   Based upon the elections of Participants to defer the receipt of Compensation (as defined in the Deferred Compensation Plan) and the amounts of the Participants’ Compensation, in each case as in effect as of the date hereof (and disregarding any deemed investment gains earned or losses suffered after the date hereof with respect to such deferred Compensation), the estimated Deferred Compensation Plan Liability as of December 31, 2014, rounded to the nearest one million dollars, will be $200,000.  As of the date hereof, no Participant has deferred any Company RSUs under the Deferred Compensation Plan.

(i)                                     Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event, where such event would not alone have the effects described herein) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(j)                                    No Employee Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 162(m) or 280G of the Code.  Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

(k)                                 Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment in all material respects, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, in all material respects based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.18.  Labor Matters.  (a) The Company and its Subsidiaries are, and have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider.  There are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers.  There is no, and since March 31, 2011 there has not been any, labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c)                                  The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(d)                                 The Company and each of its Subsidiaries is, and has been since March 31, 2011, in material compliance with WARN and has no material liabilities or other obligations thereunder.  Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN.

(e)                                  The Company has furnished to Parent a true and complete list that sets forth, with respect to each employee of the Company or any of its Subsidiaries, such employee’s name, employer, title, location, base salary, most recent annual bonus received and current annual bonus opportunity (including performance goals and target and maximum amounts).  To the Company’s knowledge, no Key Employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 4.19.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)                                     no notice, demand, request for information, citation, summons or complaint has been received, no judgment, decree, injunction, rule or order has been issued or is otherwise in effect, no penalty has been assessed, and no Proceeding is pending or, to the knowledge of the Company, is threatened with respect to the Company or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law or Environmental Permit as to which there remains any outstanding obligations, liabilities, costs or conditions;

(ii)                                  the Company and its Subsidiaries (and their respective predecessors) are and at all times have been in compliance with all applicable Environmental Laws and all Environmental Permits, which compliance includes obtaining and maintaining all Environmental Permits;

(iii)                               to the knowledge of the Company, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from (A) any location by or on behalf of, (B) any property or facility now or previously owned, leased or operated by, or (C) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, the Company or any of its Subsidiaries (or any of their respective predecessors) that would reasonably expect to result in any liability or obligation of the Company or its Subsidiaries.

(b)                                 Except as has been delivered to Parent at least five Business Days prior to the date hereof, or as otherwise does not identify any actual or potential material violation of, material liability pursuant to or material expense to comply with any Environmental Law or Environmental Permit, there is no environmental investigation, study, audit, test, or review in the possession, custody or reasonable control of, or otherwise known to, the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors).

(c)                                  Neither the execution of this Agreement nor the consummation of the Merger will require any investigation or remediation with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to the New Jersey Industrial Site Recovery Act and the Connecticut Property Transfer Law or, to the knowledge of the Company, any other transaction-triggered environmental property transfer laws.

Section 4.20.  Material Contracts.  (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by:

(i)                                     any Contract that would reasonably be expected to result in aggregate payments by or to the Company and its Subsidiaries in excess of

(A) $3,000,000 in the current or any future calendar year or (B) $5,000,000 in the aggregate;

(ii)                                  any Contract under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (as lessor or lessee) involving annual rental payments in excess of $500,000;

(iii)                               any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or any of its Subsidiaries, in each case, other than Contracts solely among the Company and its wholly owned Subsidiaries;

(iv)                              any Contract relating to any loan or other extension of credit (other than trade credits and accounts receivable in the ordinary course of business consistent with past practice) made by the Company or any of its Subsidiaries in excess of $200,000;

(v)                                 each acquisition or divestiture Contract contemplating future payments (including the maximum amount of any “earn-out” or other contingent payment obligations) by or to the Company and its Subsidiaries in excess of $200,000 in the aggregate;

(vi)                              any partnership, joint venture or similar agreement;

(vii)                           any stockholders’, investors rights’, registration rights or similar agreement or arrangement;

(viii)                        any Contract (A) relating to the employment of, or the performance of services by, any Key Employee, (B) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current or former Service Provider in excess of $100,000 in the aggregate or (C) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment in excess of $100,000 to any current or former Service Provider;

(ix)                              any Collective Bargaining Agreement;

(x)                                 any Contract with any (A) present or former officer or director the Company or any of its Subsidiaries, (B) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding Shares or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such officer, director, or beneficial owner;

(xi)                              any Contract (A) with any sole-source suppliers of material tangible products or services or (B) that includes (x) any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing), (y) any material exclusive dealing or (z) any minimum purchase arrangement (in the case of clause (z), in excess of $3,000,000 over any 12-month period);

(xii)                           any Contract (x) that grants any material right of first refusal or first offer to any Person or, (y) that limits or restricts in any material respect the ability of the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or that purports to so limit or restrict Parent or any of its Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, or (B) engage or compete in any line of business, (C) obtain products or services from any Person or (D) own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business;

(xiii)                        any Contract that relates to any swap, forward, futures, warrant, option or other derivative transaction;

(xiv)                       any Contract which contains any material license, right or immunity (including a covenant not to be sued or right to enforce or prosecute any Intellectual Property Rights) with respect to any Intellectual Property Right, excluding (A) licenses granted to the Company or any of its Subsidiaries for non-customized commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice which do not contain (x) the transfer or assignment of any Intellectual Property Rights or (y) any material restriction or condition on the Company’s or any of its Subsidiaries’ use or exploitation of any Intellectual Property Rights;

(xv)                          any other Contract which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement; or

(xvi)                       any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) other than any Employee Plan

(all Contracts of the type described in this Section 4.20(a) being referred to herein as “Material Contracts” (which, for the avoidance of doubt, include any Contract entered into after the date hereof that would be a Material Contract if it had been entered into as of the date hereof)).

(b)                                 The Company has prior to the date of this Agreement made available to Parent a true and complete copy of each Material Contract (including all amendments, modifications, extensions and renewals thereto and waivers thereunder) entered into as of the date hereof.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect and, to the knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms (in each case, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, or would give to any Third Party any right of termination, amendment or cancellation of such Material Contract or create an additional license thereunder, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries and, to the knowledge of the Company, each current or former Service Provider, is and has been in compliance with all Applicable Law with respect to each Contract pursuant to which the Company or any of its Subsidiaries provides services or has provided services directly (through prime contracts or orders under schedule agreements, grants or cooperative agreements or otherwise) or indirectly (through subcontracts or as a vendor, sub-recipient, sub-grantee under grants, cooperative agreements or otherwise) to any Governmental Authority (a “Government Contract”) and has not been suspended or debarred from doing, or deemed ineligible to do, business with a Governmental Authority, and (ii) to the knowledge of the Company, since March 31, 2011, there has been no Proceeding by any Governmental Authority with respect to any alleged irregularity, misstatement, omission or breach relating to a Government Contract.

Section 4.21.  Finders’ Fees.  Except for Barclays Capital Inc., financial advisor to the Company (the “Company Financial Advisor”), a copy of whose engagement agreement has been provided to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.22.  Opinion of Financial Advisor.  The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of June 18, 2014 and based upon and subject to the factors and assumptions set forth therein, from a financial point of view, the Merger Consideration to be paid to the Company’s stockholders is fair to such stockholders.  The Company shall deliver a correct and complete copy of the written opinion of the Company Financial

Advisor to Parent for informational purposes only promptly after receipt thereof by the Company.

Section 4.23.  Antitakeover Statutes.  The Company has no “rights plan,” “rights agreement,” or “poison pill” in effect.  The Company has taken all action, to the extent permitted by Applicable Law, necessary to exempt the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby from Sections 14A:10A-1 through 14A:10A-6 of the NJBCA (the “New Jersey Shareholders’ Protection Act”) and, accordingly, neither the New Jersey Shareholders’ Protection Act nor any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Applicable Law enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.24.  No Appraisal Rights.  No appraisal, dissenters’ or similar rights shall be available under Applicable Law to the holders of Shares in connection with the Merger or the other transactions contemplated by this Agreement.

Section 4.25.  Insurance.  The Company has made available to Parent prior to the date hereof a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries in effect as of the date hereof.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect and all premiums thereon have been timely paid or, if not yet due, accrued, (b) there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, (c) the Company and its Subsidiaries are in compliance with the terms of such policies and bonds and (d) the Company has no knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

Section 4.26.  No Other Representations and Warranties.  Subject to Section 11.02, (i) except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Subsidiary or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in this ARTICLE 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent 10-K (excluding any disclosures set forth in the Parent 10-K under the heading “Safe Harbor Statement” or “Risk Factors,” or containing a description or explanation of “Forward-Looking Statements,” or any similar section and any disclosures therein that are predictive, cautionary or forward-looking in nature), Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is duly organized, validly existing and (as applicable) in good standing under the laws of its jurisdiction of organization and has all corporate or other powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or any financing in connection with the transactions contemplated hereby.  Merger Subsidiary was incorporated solely for the purpose of engaging in and consummating the Merger and the transactions contemplated hereby.  All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned, and at the Effective Time will be owned, directly or indirectly, by Parent.  Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, which will be obtained promptly after the execution and delivery of this Agreement, have been duly authorized by all necessary corporate action.  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Department of Treasury of the State of New Jersey, (ii) compliance with any applicable requirements of the HSR Act and Competition Law of Germany and Austria, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws, (iv) compliance with any applicable requirements of Nasdaq or any other national securities exchange on which the securities of Parent or any of its Affiliates are listed or any other applicable listing authority, (v) clearance by CFIUS pursuant to Section 721, (vi) notification to DDTC pursuant to Section 122.4(b) of ITAR, (vii) clearance pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code, (viii) notification to the German Federal Ministry of Economic Affairs and Energy pursuant to Section 4 of the Foreign Trade and Payments Act and Sections 55 through 59 of the Foreign Trade and Payments Ordinance and (ix) any actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.  Noncontravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any Contract, license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.  Disclosure Documents.  The information with respect to Parent and any of its Subsidiaries that Parent supplies to the Company specifically for use or incorporation by reference in the Company Proxy Statement (or any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time.  For the avoidance of doubt, the representations and warranties contained in this Section 5.05 will not apply to any other statements or omissions included or incorporated by reference in the Company Proxy Statement or any amendment or supplement thereto.

Section 5.06.  Finders’ Fees.  Except for Citigroup Global Markets Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07.  Litigation.  Except for matters which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date hereof, there are no Proceedings pending against Parent or any of its Subsidiaries.

Section 5.08.  Ownership of Shares.  Except as previously disclosed to the Company, neither Parent nor Merger Subsidiary or any of their Subsidiaries beneficially owns any Company Securities as of the date hereof.  Neither Parent, Merger Subsidiary, nor any of their “affiliates” or “associates” is or has been an “interested shareholder,” as such terms are used in the New Jersey Shareholders’ Protection Act, at any time within five years prior to the date of this Agreement.

Section 5.09.  Financing.  Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement and to pay all related fees and expenses of Parent and Merger Subsidiary pursuant to this Agreement.

Section 5.10.  No Other Representations and Warranties.  Subject to Section 11.02, except for the representations and warranties of Parent and Merger Subsidiary contained in this Agreement, neither Parent nor the Merger Subsidiary is making and has made, and no other Person is making or has made on behalf of Parent or Merger Subsidiary, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of Parent or Merger Subsidiary.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except (w) as expressly required by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law or any applicable Collective Bargaining Agreement made available to Parent prior to the date hereof, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, the

Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its Permits required to carry on the business as currently conducted, (iii) keep available the services of its directors, officers, and Key Employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it and (v) maintain existing insurance policies or materially comparable replacement policies.  Without limiting the generality of the foregoing, except (w) as expressly required by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to Sections 6.01(a), (b), (c), (e), (j), (l)(i) or (n)), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)                                 amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)                                 (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities;

(c)                                  (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the ESPP, in each case that are outstanding on the date hereof in accordance with their terms on the date hereof, (B) any Shares upon the vesting of Company RSUs that are outstanding on the date hereof in accordance with their terms on the date hereof and (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)                                 incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth in Section 6.01(d) of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures not to exceed $250,000 individually or $1,000,000 in the aggregate;

(e)                                  (i) merge or consolidate with any other Person, (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than, in the case of clause (ii), (A) supplies or inventory in the ordinary course of business consistent with past practice and (B) as required by Contracts specifically disclosed on Section 4.20(a)(i) or Section 4.20(a)(v) of the Company Disclosure Schedule, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)                                   sell, lease, license or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise abandon, permit to lapse or fail to maintain any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (in each case, including the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights), other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales, leases, licenses or other dispositions of assets in the ordinary course of business consistent with past practice (x) with a fair market value not in excess of $1,000,000 in the aggregate and (y) that are not otherwise material to the business of the Company or its Subsidiaries as currently conducted or as proposed to be conducted, or (iii) Contracts specifically disclosed on Section 4.20(a)(i) or Section 4.20(a)(v) of the Company Disclosure Schedule;

(g)                                  make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h)                                 create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (including through borrowings under any of the Company’s existing credit facilities), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) indebtedness for borrowed money to finance working capital needs incurred in the ordinary course of business through borrowings under the Company’s existing credit facilities as of the date hereof (and subject to prepayment without notice, premium or penalty) in an aggregate amount not to exceed $2,500,000 and (ii) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries, or among the Company’s wholly owned Subsidiaries, in the ordinary course of business consistent with past practice;

(i)                                     (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend or modify in any material respect, or renew any Material Contract, (ii) waive, release or assign, or fail to exercise or pursue, any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract or (iii) voluntarily accelerate, terminate or cancel any Material Contract.

(j)                                    except as required by the terms of an Employee Plan as in effect on the date hereof, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement or arrangement with, any current or former Service Provider, (ii) increase the compensation or benefits  provided to any current or former Service Provider (other than reasonable, market-based increases in base compensation in the ordinary course of business consistent with past practice for employees who are not Key Employees), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend in any material respect any Employee Plan or Collective Bargaining Agreement, (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit, to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code, (vi) hire any employees who would be Key Employees except to fill a vacancy or (vii) terminate the employment of any Key Employee other than for cause;

(k)                                 change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l)                                     pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy, (i) any stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their officers or directors (whether relating to this Agreement or otherwise), (ii) any Proceeding (except immaterial matters in the ordinary course of business) or (iii) any other liabilities or obligations (whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise) other than, in the case of this clause (iii), the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations (x) reserved against in the Company’s most recent financial statements (including the notes thereto) included in the Company SEC Documents (for amounts not in excess of such reserves) as of the date hereof, (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice (other than the fees and expenses of the Company Financial Advisor and other transaction costs related to this Agreement and the transactions contemplated hereunder) or (z) in an amount less than $200,000 in the aggregate;

(m)                             make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return, claim any material Tax refund, enter into any closing agreement relating to any material Tax, settle or compromise any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n)                                 knowingly take any action that would result in any condition to closing set forth in Section 9.02(a)(i) not to be satisfied as of the Effective Time; or

(o)                                 agree, resolve by action of the Company Board, or commit to do any of the foregoing.

Section 6.02.  Stockholder Meeting; Proxy Material.  (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing of the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger and shall comply with all Applicable Law with respect to such meeting and the solicitation of proxies in connection therewith.  The Company Board shall, subject to Section 6.04(a)(ii)(B), make the Company Board Recommendation and not effect an Adverse Recommendation Change.

(b)                                 Subject to Section 6.04(a)(ii)(B), the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.

(c)                                  Any adjournment, delay or postponement of the Company Stockholder Meeting shall require the prior written consent of the Parent; provided, however, that the Company shall be permitted to adjourn, delay or postpone the Company Stockholder Meeting (i) for the absence of a quorum, (ii) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Company Proxy Statement is provided to the stockholders of the Company with adequate time to review, or (iii) once for a period not to exceed 20 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval.  Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 20 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval.  Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent, unless required to do so by Applicable Law or the Company’s organizational documents.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03.  Access to Information.  From the date hereof until the earlier of the termination of this Agreement and the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, assets, books and records of the Company and its Subsidiaries upon reasonable prior notice, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its reasonable investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.03 to the extent that (A) any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that, with respect to clauses (A) and (B) of this Section 6.03, the Company shall use its commercially reasonable efforts to (1) develop an alternative to providing such information that is reasonably acceptable to Parent or (2) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating such privilege.  Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.04.  No Solicitation; Other Offers.

(a)                                 (i) General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has made, is seeking to make or could be reasonably expected to make an Acquisition Proposal, (C) fail to make, withdraw or modify in a manner adverse to Parent the Company Board

Recommendation (or recommend an Acquisition Proposal or knowingly take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (C), an “Adverse Recommendation Change”), (D) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (E) approve any business combination under the New Jersey Shareholders’ Protection Act or (F) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(ii)                                  Exceptions.  Notwithstanding Section 6.04(a)(i), at any time prior to the receipt of the Company Stockholder Approval:

(A)                               the Company, directly or indirectly through its Representatives, may (1) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a)(i), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes is or is reasonably likely to lead to a Superior Proposal and (2) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms in all material respects no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that, subject to the provisions of the Confidentiality Agreement providing for automatic amendment of the Standstill (as defined therein), such confidentiality agreement need not contain any “standstill” provisions); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(B)                               subject to compliance with Section 6.04(a)(iv), the Company Board may, (i) if an Intervening Event has occurred or in response to a Superior Proposal, make an Adverse Recommendation Change or (ii) in response to a Superior Proposal, following an Adverse Recommendation Change in accordance with this Agreement, cause the Company to terminate this Agreement in accordance with Section 10.01(d)(ii) in order to concurrently with or immediately after such termination, enter into a definitive agreement providing for such Superior Proposal; provided that concurrently with any such termination, the

Company pays to Parent the Termination Fee required by Section 11.04;

in each case referred to in the foregoing clauses (A) and (B) only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under the NJBCA.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.  It is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication (including pursuant to Rule 14d-9(f) promulgated under the 1934 Act) shall not constitute an Adverse Recommendation Change.  The engagement in discussion and negotiation or furnishing of information in accordance with Section 6.04(a)(ii)(A) shall not, in themselves, constitute an Adverse Recommendation Change.

(iii)                               Required Notices.  The Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any meaningful indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, is seeking to make or could reasonably be expected to make an Acquisition Proposal, and the Company Board shall not take any of the actions referred to in Section 6.04(a)(ii)(A) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  The Company shall keep Parent reasonably informed, on a reasonably prompt and timely basis, of the status and material details of any such Acquisition Proposal, indication or request.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any Acquisition Proposal.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(a)(iii).

(iv)                              “Last Look”.  The Company Board shall not make an Adverse Recommendation Change pursuant to Section 6.04(a)(ii)(B) or exercise its termination rights pursuant to Section 10.01(d)(ii) unless

(A) (i) if Company Board has determined that an applicable Acquisition Proposal constitutes a Superior Proposal, the Company promptly provides written notice to Parent at least five Business Days (or two Business Days, in the case of an amended, supplemented or modified Acquisition Proposal) before taking such action of its intention to do so with a description of the material terms of such Acquisition Proposal, including the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal (such notice, the “Superior Proposal Notice”) or (ii) upon the occurrence of an Intervening Event, the Company promptly provides written notice to Parent at least five Business Days before taking such action of its intention to do so with a description of such Intervening Event (such notice, the “Intervening Event Notice”), and (B) a period commencing on the date that the Intervening Event Notice or Superior Proposal Notice, as applicable, is deemed received by Parent pursuant to Section 11.01 and ending at 5:00 p.m. Eastern time on the fifth Business Day or second Business Day thereafter, as applicable (the “Notice Period”) has elapsed and Parent has not made a written proposal to amend the terms of this Agreement to, as applicable, cause the Intervening Event to no longer form a valid basis for the Company Board to effect an Adverse Recommendation Change pursuant to Section 6.04(a)(ii)(B) or to be at least as favorable to the stockholders of the Company as such Acquisition Proposal, as applicable.  It is understood that, in the case of any action intended to be taken in circumstances involving or relating to an Acquisition Proposal, any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company under this Section 6.04(a)(iv) and any material change to an Intervening Event shall be deemed to be a new Intervening Event and result in a new Notice Period.  The Company agrees that, during the Notice Period, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

(b)                                 Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (replacing references to “25%” in the definition of Acquisition Proposal with “more than 50%”) on terms that the Company Board determines in good faith, after considering the advice of an outside financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal is more favorable and provides greater value to the Company’s stockholders than is provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(a)(iv)), and which the Company Board determines is reasonably likely to be consummated in a timely manner and for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined to be available by the Company Board.

(c)                                  Obligation of the Company to Terminate Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (together with its Representatives) that has executed a confidentiality agreement within the 24-month period prior to the date hereof and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable.  The Company represents and warrants to Parent that, during the 24-month period prior to the date hereof, neither it nor any of its Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Section 6.05.  Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to such Shares) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.06.  Stock Exchange Delisting; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares and other Company Securities under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 6.07.  Takeover Statutes.  The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement and (b) if any such antitakeover or similar statute or regulation becomes applicable to the transactions contemplated by this Agreement, to take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.08.  Stockholder Litigation.  From and after the date hereof, each party hereto shall promptly advise the other parties orally and in writing of any Proceedings (including derivative claims) commenced or, to the knowledge of such party, threatened against such party and/or its directors or executive officers relating to this Agreement, the Merger and/or the other transactions contemplated hereby and shall keep the other party fully informed regarding any such Proceeding.  The Company shall give Parent (at Parent’s expense) the opportunity to participate in (but not control) the defense or settlement of any such Proceeding and shall give due consideration to Parent’s views with respect thereto.  The Company shall not agree to any settlement of any such Proceeding without Parent’s prior written consent.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02.  Approval by Sole Stockholder of Merger Subsidiary.  Immediately following the execution of this Agreement by the parties, Parent shall cause the sole stockholder of Merger Subsidiary, in its capacity as such, to adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 7.03.  Voting of Shares.  Parent shall vote (or cause to be voted) any Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04.  Indemnification; Directors’ and Officers’ Insurance.  (a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(i)                                     for six years after the Effective Time, subject to any limitation imposed from time to time under Applicable Law, maintain in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time in favor of the present and former officers and directors of the Company (each, an “Indemnified Person”) that are no less advantageous to the Indemnified Persons than the corresponding provisions in existence on the date of this Agreement; and

(ii)                                  for six years after the Effective Time (and until the final resolution of any matter for which indemnification is first sought hereunder prior to the date which is six years after the Effective Time), indemnify and hold harmless each Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages or liabilities, including amounts paid in settlement or compromise (collectively, “Costs”) incurred in connection with any Proceeding arising out of or pertaining to matters relating to such Indemnified Person’s service as a director or officer of the Company existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent permitted under Applicable Law (and Parent or the Surviving Corporation shall also advance such expenses as incurred to the fullest extent permitted under Applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and

(iii)                               continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided that the Surviving Corporation may satisfy its obligation under this Section 7.04(a) by (A) purchasing comparable D&O Insurance for such six-year period or (B) causing the Company to obtain, on or prior to the Closing Date, prepaid (or “tail”) directors’ and officers’ liability insurance policy at Parent’s expense, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount (or, in the case of a prepaid policy described in clause (B), an aggregate amount) in excess of 300% of the annual premium the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(a)(ii) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(b)                                 If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(c)                                  The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Indemnified Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, the NJBCA or any other Applicable Law, or any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(d)                                 Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against any Indemnified Person, on or prior to the sixth anniversary of the Effective time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

(e)                                  The provisions of this Section 7.04 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  Parent shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 7.04(e) in connection with their successful enforcement of their rights provided in this Section 7.04.

Section 7.05.  Employee Matters.  (a) Each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates is referred to herein as a “Continuing Employee,” each Continuing Employee who is located primarily within the United States is referred to herein as a “US Employee,” and each Continuing Employee who is not a US Continuing Employee is referred to herein as a “Non-US Employee”.  For the period ending December 31, 2015 (or, if shorter, during the period of employment), Parent shall provide (or cause to be provided) to each US Employee a level of base compensation and employee benefits (other than cash incentive or equity or equity-based compensation) that is substantially similar in the aggregate to the level of base compensation and employee benefits (other than cash incentive or equity or equity-based compensation) provided to such US Employee as of immediately prior to the Effective Time under the US Plans listed in Section 4.17(a) of the Company Disclosure Schedule.  For the period ending December 31, 2014 (or, if shorter, during the period of employment), Parent shall provide (or cause to be provided) to each Non-US Employee a level of base compensation and employee benefits (other than cash incentive or equity or equity-based compensation) that is substantially similar in the aggregate to the level of base compensation and employee benefits (other than cash incentive or equity or equity-based compensation) provided to such Non-US Employee as of immediately prior to the Effective Time under the International Plans listed in Section 4.17(a) of the Company Disclosure Schedule.

(b)                                 Following the Effective Time, Parent shall provide (or cause to be provided) to each Continuing Employee full credit for prior service with the Company and its Subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Subsidiaries for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for benefit accrual purposes, except for vacation and severance and employer contributions under 401(k) savings plans, as applicable, except, in the case of any Non-US Employee, to the extent that such service credit is required by Applicable Law or an applicable Collective Bargaining Agreement).  In no event shall anything contained in this Section 7.05(b) result in any duplication of benefits for the same period of service.  In addition, Parent shall use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (B) recognize (or cause to be recognized), for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)                                  The Company shall take all actions that are necessary to cause each Employee Plan that provides for annual cash bonuses for the performance period that is scheduled to end on March 31, 2015 to provide instead that, contingent on the occurrence of the Closing, such performance period shall end on the later of September 30, 2014 and the Closing Date, and as soon as practicable following the later of September 30, 2014 and the Effective Time, Parent shall pay to each Continuing Employee who is then employed with the Company or any of its Subsidiaries a cash bonus for such shortened performance period in an amount determined in accordance with Section 7.05(c) of the Company Disclosure Schedule; provided that the foregoing shall apply in the case of each Non-US Employee only to the extent allowable by Applicable Law or an applicable Collective Bargaining Agreement.

(d)                                 Unless otherwise directed in writing by Parent at least five Business Days prior to the Effective Time, the Company shall take all actions that are necessary to cause each Employee Plan set forth in Section 7.05(d) of the Company Disclosure Schedule to terminate effective as of no later than immediately prior to the Effective Time.  All resolutions, notices or other documents issued, adopted or executed in connection with the implementation of this Section 7.05(d) shall be subject to Parent’s prior review and approval. The

Company shall promptly provide all information about the Continuing Employees’ participation in the Employee Plans (including without limitation regarding elections) that Parent reasonably requests to permit Parent to meet its obligations pursuant to this Section 7.05.

(e)                                  Promptly after the date hereof, the Company shall take all actions necessary to provide that: (i) no individual who is not a Participant in the Deferred Compensation Plan as of immediately prior to the date hereof shall become a Participant in the Deferred Compensation Plan on or after the date hereof; provided that such restriction shall not apply with respect to any individual who after the date hereof is hired without violating the restriction set forth in Section 6.01(j)(v) to replace an individual who is a Participant on the date thereof and whose employment terminates after the date hereof without violating the restriction set forth in Section 6.01(j)(vi), (ii) no Participant shall defer any Company RSUs under the Deferred Compensation Plan, (iii) no Employer Credits shall be credited to the Deferred Compensation Account of any Participant under the Deferred Compensation Plan on or after the date hereof, (iv) no Trust Assets shall be contributed to the Trust on or after the date, hereof, (v) if any Trust Assets are held in the Trust on the date hereof, the amount of such Trust Assets that exceeds the Deferred Compensation Plan Liability, in each case as determined in accordance with GAAP as of such date, shall be promptly returned to the Company in accordance with Section 1(g) of the Trust Agreement and (vi) the Deferred Compensation Plan and the Trust Agreement shall not be materially amended on or after the date hereof except as required to give effect to the terms set forth in this Section 7.05(e).

(f)                                   Without limiting the generality of Section 11.06(a), nothing in this Section 7.05, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any current or former Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary Filings and (ii) obtaining and maintaining all licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions and other confirmations required to be obtained from any Governmental Authority or other Third Party to consummate the transactions contemplated by this Agreement (including receipt of the Required Approvals); provided that the parties hereto understand and agree that (A) in connection with seeking expiration or termination of any applicable waiting period under the HSR Act or clearance under Competition Law of Germany and Austria relating to the Merger, Parent and Merger Subsidiary shall not be required to (1) divest or otherwise hold separate (including by establishing a trust), or take, cause to be taken or refrain from taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or the Surviving Corporation’s or any of their respective Affiliates’ businesses, assets or properties, (2) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, or (3) agree to do any of the foregoing, (B) in connection with seeking any other Required Approval, Parent and Merger Subsidiary shall not be required to (1) divest or otherwise hold separate (including by establishing a trust) any of its or the Surviving Corporation’s or any of their respective Affiliates’ businesses, assets or properties, (2) take any actions that (x) would reasonably be expected to have an adverse and material effect on control of any of the Parent’s or the Company’s Subsidiaries in the relevant jurisdiction or (y) would reasonably be expected to result in costs or losses to Parent, the Surviving Corporation or any of their respective Affiliates in the aggregate in excess of $10,000,000, or (3) agree to do any of the foregoing, and (C) neither the Company nor any of its Subsidiaries shall be required to (unless such action is binding on the Company or any of its Subsidiaries only in the event the Effective Time occurs), and neither the Company nor any of its Subsidiaries shall without Parent’s prior written consent, take any of the actions described in the foregoing clauses (A)(1) through (3) or clauses (B)(1) and (3); provided, further, that the parties hereto agree that “reasonable best efforts” as used in this Section 8.01(a) shall include litigating or defending against any Proceeding by any Governmental Authority challenging this Agreement or the consummation of the Merger.

(b)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, as promptly as practicable (and in any event within seven Business Days) after the date hereof, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (ii) make all other Filings necessary or appropriate under Competition Law of Germany and Austria in connection with the transactions contemplated hereby.  Parent shall pay all administrative filing fees associated with the Filings described in this Section 8.01(b).  Subject to

Section 8.01(a), each of Parent and the Company shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Competition Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or such Competition Law, or the receipt of any requisite clearances and approvals under such Competition Law, as soon as practicable.

(c)                                  In furtherance and not in limitation of the foregoing, Merger Subsidiary and the Company shall assemble all appropriate information regarding the transactions contemplated by this Agreement and their respective business and ownership, in each case as necessary to complete and submit (i) a draft joint notification to CFIUS (the “Draft Notice”) with respect to the transactions contemplated hereby within ten Business Days of the date hereof (or such later date as mutually agreed by the parties, such agreement not to be unreasonably withheld, conditioned or delayed) and (ii) a final joint notification to CFIUS (the “Final Notice”) with respect to the transactions contemplated hereby within five Business Days of receipt of any comments from CFIUS on the Draft Notice.  Merger Subsidiary shall take the lead in preparing the Draft Notice and the Final Notice, provided that neither the Draft Notice nor the Final Notice shall be submitted to CFIUS without the mutual written consent of the Merger Subsidiary and the Company.  Merger Subsidiary shall provide a timely response to any post-filing requests from CFIUS or any Governmental Authority for additional information relating to its or its Affiliates’ businesses or ownership, as well as representations or proposed agreements by the Merger Subsidiary or Parent.  The Company shall provide a timely response to any post-filing requests from CFIUS or any Governmental Authority for additional information relating to its businesses or ownership, as well as representations by the Company.  Subject to Section 8.01(a), each of Parent, Merger Subsidiary and the Company shall use their respective reasonable best efforts to take all other actions necessary to cause the satisfaction of the CFIUS Condition, the DDTC Condition and the MINEFI Condition.  In furtherance and not in limitation of the foregoing, Merger Subsidiary and the Company shall, in compliance with the relevant provisions of ITAR, 22 C.F.R. §122.4(a)(2), cause Tyco Electronics Corporation and the Company, respectively, each to notify DDTC of the transactions contemplated herein within five days of the Closing.

(d)                                 Parent shall notify the transaction to MINEFI pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code.  The Company shall cooperate with Parent and/or Merger Subsidiary in all reasonable respects in connection with such notification.  In furtherance and not in limitation of the foregoing, subject to Section 8.01(a), the Company and/or MEAS France shall use reasonable best efforts (i) to provide to Parent, Merger Subsidiary and/or Parent’s advisors in a timely manner such documents, assistance and information as is necessary for Parent and/or Merger Subsidiary to make the relevant filings and respond to any follow-up requests made by MINEFI and/or DGA, (ii) to prepare and attend meetings with MINEFI and/or DGA, as deemed advisable by

Parent, and (iii) to review and assist in the negotiation of the conditions or undertakings, if any, that may be requested by MINEFI and/or DGA in order to satisfy the MINEFI Condition; provided that (A) the filing shall not be submitted by Parent to MINEFI without prior review by, and consent of, the Company (such consent not be unreasonably withheld, conditioned or delayed) and (B) Parent shall inform MINEFI in writing (and orally) that any additional information requests regarding MEAS France must be directed to the individual set forth on Section 8.01(d) of the Company Disclosure Schedule or such other employee of the Company and MEAS France determined by the Company in its sole discretion, with a copy to Parent; provided, further, that Parent shall coordinate any and all communications with MINEFI and/or DGA and therefore any such communications made by Company, MEAS France or any of their Representatives shall be subject to Parent’s prior written approval.

(e)                                  In furtherance and not in limitation of the foregoing, Parent shall submit a written notification to the German Federal Ministry of Economic Affairs and Energy pursuant to Section 4 of the Foreign Trade and Payments Act and Sections 55 through 59 of the Foreign Trade and Payments Ordinance regarding the transactions contemplated by this Agreement within ten Business Days of the date hereof (or such later date as mutually agreed by the parties, such agreement not to be unreasonably withheld, conditioned or delayed); provided that the notification shall not be submitted by Parent to the German Federal Ministry of Economic Affairs and Energy without prior review by, and consent of, the Company (such consent not be unreasonably withheld, conditioned or delayed).  The Company shall reasonably cooperate with Parent in connection with such notification.

(f)                                   To the extent permitted by Applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any Filing and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any Filing or communication received from, or intended to be given to, any Governmental Authority and of any material communication received or intended to be given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party to any Governmental Authority (or members of the staff of any Governmental Authority) or in connection with any Proceeding by a private party, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry and further each of the Company and Parent shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority or in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii)

consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

(g)                                  The Company shall reasonably cooperate with, and use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with, Parent and its financing sources in connection with the arrangement of financing related to the transactions contemplated by this Agreement.  Such cooperation shall include, to the extent both reasonably requested by Parent and reasonably required in connection with such financing, (a) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries, (b) providing direct contact between prospective financing sources and the officers of the Company and its Subsidiaries, (c) providing assistance in preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials to be used in connection with obtaining such financing, (d) cooperation with the marketing efforts of Parent and its financing sources for such financing, (e) providing assistance in extinguishing existing indebtedness of the Company and its Subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (f) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (g) assisting Parent in obtaining legal opinions to be delivered in connection with such financing and (h) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries; provided that (i) such requested cooperation shall not unreasonably interfere with or disrupt the ongoing operations of the Company and its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries shall be required to take any action that would subject them to any liability or to pay any commitment or other similar fee in connection with such financing prior to the Effective Time unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company and (iii) neither the Company nor any of its Subsidiaries shall be required to enter into any credit agreement, security agreement or other agreement in connection with the arrangement of financing related to the transactions contemplated by this Agreement or take any action that would encumber any of its assets that would be effective prior to the Effective Time.

Section 8.02.  Certain Filings.  The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or Filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the transactions contemplated by this Agreement and (b) subject to Section 8.01(a), in taking such actions or making any such Filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03.  Company Proxy Statement.  (a) As promptly as reasonably practicable (and in any event within 15 Business Days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC.  The Company shall use its reasonable best efforts to cause the Company Proxy Statement to be cleared by the SEC as soon as reasonably practicable after the date hereof and to be mailed to its shareholders as promptly as practicable thereafter.  The Company shall cause the Company Proxy Statement, and any amendments or supplements thereto, to comply in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act; provided that no covenant is made by the Company with respect to information provided by Parent or Merger Subsidiary or any of their Representatives specifically for use or incorporation by reference in the Company Proxy Statement.  The Company shall include in the Company Proxy Statement (i) subject to the consent of the Company Financial Advisor, the written opinion of the Financial Advisor referred to in Section 4.22, and (ii) unless an Adverse Recommendation Change shall have occurred, the Company Board Recommendation.

(b)                                 Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement (including the preliminary and definitive versions thereof) before the Company Proxy Statement (or any amendment thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.  The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any substantive discussions or meetings with the SEC.

(c)                                  Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of any request by the SEC for amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(d)                                 Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.03 shall continue in full force and effect.

Section 8.04.  Public Announcements.  The initial press release announcing the execution of this Agreement and the transactions contemplated hereby shall be a joint press release to be issued promptly following the execution and delivery hereof, the form of which has been agreed upon by the Company and Parent.  Following such initial press release, Parent and the Company (a) shall consult with each other before issuing any press release, having any communication with the press (which or not for attribution), making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and (b) shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call without such consultation; provided, however, that the restrictions set forth in this Section 8.04 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use commercially reasonable efforts to (x) consult with each other prior to making any such disclosure and (y) cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), (ii) made or proposed to be made by the Company in compliance with Section 6.04 with respect to the matters contemplated by Section 6.04 (or by Parent in response thereto) or (iii) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.05.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication received by the Company or any of its Affiliates or Parent or any of its Affiliates from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)                                  any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, (i) that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or (ii) that relate to this Agreement or the consummation of the transactions contemplated hereby;

(d)                                 any (i) inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof or (ii) failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case that would reasonably be expected to cause any of the conditions set forth in Article 9 to which the other party is entitled to the benefit not to be satisfied;

(e)                                  any event, condition, fact or circumstance that has a materially adverse impact on the likelihood that any of the conditions set forth in Article 9 to which the other party is entitled to the benefit will be satisfied prior to the End Date;

provided that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following conditions:

(a)                                 the Company Stockholder Approval shall have been obtained in accordance with the NJBCA; and

(b)                                 no Applicable Law shall prohibit or make illegal the consummation of the Merger, other than in connection with the expiration, termination or receipt of any Required Approval.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following further conditions:

(a)                                 (i) (A) the representations and warranties of the Company

contained in Section 4.05 (other than the last sentence of Section 4.05(b) and the information set forth on Section 4.05 of the Company Disclosure Schedule with respect to the holder and date of grant) shall be true and correct in all but de minimis respects, (B) any of the representations and warranties of the Company contained in any of Sections 4.01, 4.02, 4.06, 4.08, 4.21, 4.22, 4.23 or 4.24 that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and any such representations and warranties that are not so qualified shall be true and correct in all material respects, (C) the representation and warranties of the Company contained in Section 4.10(a)(ii) shall be true and correct in all respects, and (D) any of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct with, in the case of this clause (D) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case at and as of immediately prior to the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct only as of such time), (ii) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time and (iii) Parent shall have received a certificate dated as of the Closing Date signed by an executive officer of the Company to the foregoing effect;

(b)                                 (i) any applicable waiting periods under the HSR Act shall have expired or been terminated, (ii) any required clearances, approvals and consents under Competition Law of Germany and Austria relating to the Merger shall have been received, (iii) the CFIUS Condition shall have been met, (iv) the DDTC Condition shall have been met and (v) the MINEFI Condition shall have been met (clauses (i) through (v) collectively, the “Required Approvals”), and no such Required Approval shall have expired, terminated or been received subject to, or conditioned upon, (x) any limitation on the ownership of the capital stock of the Company by Parent or any of its Affiliates or (y) any requirement that Parent, the Surviving Corporation or the Company or any of their respective Affiliates take any action that is not required to be taken (or permitted to be taken without Parent’s consent) pursuant to the terms of this Agreement, including Section 8.01(a); and

(c)                                  there shall not have been instituted any action, suit or proceeding by any Governmental Authority (that has not been dismissed or otherwise been resolved) seeking to make illegal or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger (including Parent’s direct or indirect ownership of all of the Company’s and its Subsidiaries’ outstanding capital stock);

(d)                                 there shall not have occurred following the date of this Agreement any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permissible under Applicable Law) waiver of the following further conditions:

(a)                                 (i) (A) the representations and warranties of Parent contained in Sections 5.01 and 5.02 shall be true and correct in all material respects and (B) any of the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case at and as of immediately prior to the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct only as of such time), (ii) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b)                                 the Required Approvals shall have expired, been terminated or been received, as applicable.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent if:

(i)                                     the Merger has not been consummated on or before January 15, 2015 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(ii)                                  there shall be any Applicable Law that (A) prohibits or makes illegal the consummation of the Merger or (B) enjoins the Company, Parent or Merger Subsidiary from consummating the Merger, and in each case such Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the existence of any fact or occurrence described in the foregoing clause (A) or (B); or

(iii)                               at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)                                  by Parent if:

(i)                                     (A) an Adverse Recommendation Change shall have occurred or (B) at any time after public announcement of an Acquisition Proposal, the Company Board shall have failed to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within five Business Days) after receipt of any written request from Parent to do so;

(ii)                                  there shall have been an intentional and material breach of Section 6.02 or Section 6.04; or

(iii)                               a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a)(i) or (ii) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, shall not have been cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure.

(d)                                 by the Company:

(i)                                     if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a)(i) or (ii) not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, shall not have been cured within 30 days of receipt by Parent of written notice of such breach or failure; or

(ii)                                  in order to enter into a definitive agreement providing for a Superior Proposal in accordance with this Agreement, including Section 6.04(a)(ii)(B) (provided that, concurrently with any such termination, the Company pays to Parent the Termination Fee as required by Section 11.04).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder or Representative of such party) to the other party hereto; provided that the termination of this Agreement shall not relieve or release any party from any liability arising out of or resulting from such party’s fraud or willful breach of this Agreement.  The provisions of the Confidentiality Agreement, this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

(a)                                 if to Parent or Merger Subsidiary, to:

TE Connectivity Ltd.
Rheinstrasse 20
CH-8200 Schaffhausen, Switzerland
Attention:  General Counsel
Facsimile No.: +41 (0) 52 633 6699

with a copy to:

Tyco Electronics Corporation
1050 Westlakes Drive
Berwyn, PA 19312
Attention:  General Counsel
Facsimile No.:  (610) 893-9602

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  William H. Aaronson
Facsimile No.:  (212) 701-5800

if to the Company, to:

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

Attention: Frank Guidone, CEO

Facsimile No.: (757) 766-4297

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
1201 West Peachtree Street
Suite 2800
Atlanta, Georgia  30309
Attention:  Joseph B. Alexander, Jr.
Facsimile No.:  (404) 682-7990

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.

(a)                                 General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                 Termination Fee.

(i)                                     If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) or by the Company pursuant to Section 10.01(d)(ii), then the Company shall pay to Parent in immediately available funds $22,900,000 (the “Termination Fee”), which Termination Fee shall be, in the case of a termination by Parent, payable within two Business Days after such termination and, in the case of a termination by the Company, payable concurrently with and as a condition to such termination.

(ii)                                  If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (unless the Company Stockholder Approval has been obtained prior to such termination), Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board or its stockholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated, then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c)                                  Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d)                                 Parent agrees that, unless there has been an intentional and material breach of Section 6.04 or in the case of fraud, payment of the Termination Fee as provided in Section 11.04(b) shall be the sole and exclusive remedy of Parent upon termination of this Agreement under circumstances giving rise to an obligation of the Company to pay the Termination Fee and such remedy shall be limited to the Termination Fee.  In no circumstances shall the Company be required to pay more than one termination fee pursuant to Section 11.04(b).

Section 11.05.  Company Disclosure Schedule, Company 10-K and Parent 10-K.  (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) other than with respect to any reference in Section 4.20(a) of the Company Disclosure Schedule, any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or, as applicable, a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)                                 The parties hereto agree that any information contained in the Company 10-K (with respect to Article 4) or the Parent 10-K (with respect to Article 5) shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the Company’s or Parent’s representations and warranties, as the case may be, if the relevance of that information as an exception to (or, as applicable, a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.  Governing Law.  Except to the extent the provisions of the NJBCA are mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  (a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum; provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any such action arising out of or relating to Parent’s financing sources shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)                                 EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY (INCLUDING THE ARRANGEMENT OF FINANCING RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT).

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08(a), without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14.  Joint and Several Liability; Obligation of Parent.  Parent and Merger Subsidiary hereby agree that they will be jointly and severally liable for all covenants, agreements, obligations and representations and warranties made by either of them in the Agreement.  Whenever this Agreement requires

Merger Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Subsidiary to take such action and a guarantee of the payment and performance thereof.

Section 11.15.  Financing Sources.  The parties acknowledge and agree that (a) no party shall have any right or claim (whether based in contract, tort, strict liability or any other theory of liability) against Parent’s financing sources in connection with this Agreement, the arrangement of financing related to the transactions contemplated by this Agreement or any other transaction contemplated by this Agreement and (b) notwithstanding anything to the contract set forth in this Agreement, Parent’s financing sources are intended beneficiaries of, and shall be entitled to enforce, Sections 11.08(a), 11.09 and this Section 11.15.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MEASUREMENT SPECIALTIES, INC.

By:	/s/ Frank Guidone
	Name:	Frank Guidone
	Title:	Chief Executive Officer

TE CONNECTIVITY LTD.

By:	/s/ Thomas J. Lynch
	Name:	Thomas J. Lynch
	Title:	Chairman and Chief Executive Officer

WOLVERINE-MARS ACQUISITION, INC.

By:	/s/ Thomas J. Lynch
	Name:	Thomas J. Lynch
	Title:	President and Chief Executive Officer